Term Sheet To underlying supplement No. 1 dated October 1, 2012, product supplement AE dated September 28, 2012, prospectus supplement dated September 28, 2012 and prospectus dated September 28, 2012	Term Sheet No. 2279AE Registration Statement No. 333-184193 Dated November 19, 2014; Rule 433
Deutsche Bank
Structured Investments	Deutsche Bank AG $ Absolute Return Review Notes Linked to the S&P GSCI® Crude Oil Index — Excess Return due December 24*, 2015
General
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The notes are designed for investors who seek an early exit prior to maturity at a premium based on the performance of the S&P GSCI® Crude Oil Index — Excess Return (the “Underlying”). The notes will be automatically called if on any of the Review Dates, the closing level of the Underlying (in the case of the first, second or third Review Date) or the Final Level (in the case of the final Review Date) is greater than or equal to the Initial Level. If the notes are automatically called, investors will be entitled to receive on the applicable Call Settlement Date a return on the notes equal to the applicable call premium. If the notes are not automatically called and the Final Level is greater than or equal to the Trigger Level (80.00% of the Initial Level), investors will receive a return on the notes equal to the absolute value of the negative Underlying Return. However, if the notes are not automatically called and the Final Level is less than the Trigger Level, investors will be fully exposed to the negative Underlying Return and, for each $1,000 Face Amount of notes, will lose 1.00% of the Face Amount for every 1.00% by which the Final Level is less than the Initial Level. The notes do not pay any coupons, and investors should be willing to lose a significant portion or all of their initial investment if the notes are not automatically called and the Final Level is less than the Trigger Level.  Any payment on the notes is subject to the credit of the Issuer.

•	The first Review Date, and therefore the earliest date on which an Automatic Call may be initiated, is February 23*, 2015.
•	Senior unsecured obligations of Deutsche Bank AG due December 24*, 2015††
•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	The notes are expected to price on or about November 21*, 2014 (the “Trade Date”) and are expected to settle on or about November 26*, 2014 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Underlying:	The S&P GSCI® Crude Oil Index — Excess Return (Ticker: SPGCCLP)
Automatic Call:
The notes will be automatically called if on any of the Review Dates the closing level of the Underlying (in the case of the first, second or third Review Date) or the Final Level (in the case of the final Review Date) is greater than or equal to the Initial Level. If the notes are automatically called, we will pay you on the applicable Call Settlement Date a cash payment per $1,000 Face Amount of notes equal to the Face Amount plus the product of the Face Amount and the applicable call premium, calculated as follows:
$1,000 + ($1,000 x 3.80%**) if called on the first Review Date
$1,000 + ($1,000 x 7.60%**) if called on the second Review Date
$1,000 + ($1,000 x 11.40%**) if called on the third Review Date
$1,000 + ($1,000 x 15.20%**) if called on the final Review Date
** The actual call premiums applicable to the first, second, third and final Review Dates will be determined on the Trade Date, but will not be less than 3.80%, 7.60%, 11.40% and 15.20%, respectively.

(Key Terms continued on next page)
Investing in the notes involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page 7 of this term sheet.
The Issuer’s estimated value of the notes on the Trade Date is approximately $970.00 to $989.50 per $1,000 Face Amount of notes, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Notes” on page 3 of this term sheet for additional information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying underlying supplement, product supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(1)(2)	Proceeds to Issuer
Per Note	$1,000.00	$10.50	$989.50
Total	$	$	$
(1)  JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC, which we refer to as JPMS LLC, or one of its affiliates will act as placement agents for the notes. The placement agents will forego fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts.
 (2)  Please see “Supplemental Plan of Distribution” in this term sheet for more information about fees.
The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

JPMorgan
Placement Agent
November 19, 2014

 (Key Terms continued from previous page)

Payment at Maturity:
If the notes are not automatically called, the payment you will receive at maturity will depend on the performance of the Underlying on the Averaging Dates:
•  If the Final Level is greater than or equal to the Trigger Level, you will be entitled to receive at maturity a cash payment per $1,000 Face Amount of notes calculated as follows:
$1,000 + ($1,000 x Absolute Return)
•  If the Final Level is less than the Trigger Level, you will be entitled to receive at maturity a cash payment per $1,000 Face Amount of notes calculated as follows:
$1,000 + ($1,000 x Underlying Return)
If the notes are not automatically called and the Final Level is less than the Trigger Level, you will be fully exposed to the negative Underlying Return and, for each $1,000 Face Amount of notes, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level is less than the Initial Level. In this circumstance, you will lose a significant portion or all of your investment at maturity. Any payment at maturity is subject to the credit of the Issuer.

Trigger Level:	80.00% of the Initial Level
Underlying Return:	The performance of the Underlying from the Initial Level to the Final Level, calculated as follows:
Final Level – Initial Level
Initial Level
If the notes have not been automatically called, the Underlying Return will be negative.
Absolute Return:	The absolute value of the Underlying Return. For example, if the Underlying Return is -5.00%, the Absolute Return will equal 5.00%.
Initial Level:	The closing level of the Underlying on the Trade Date
Final Level:	The arithmetic average of the closing levels of the Underlying on each of the five Averaging Dates
Review Dates:	February 23*, 2015 (first Review Date), May 21*, 2015 (second Review Date), August 21*, 2015 (third Review Date) and December 21*, 2015 (final Review Date)
Call Settlement Dates:	The third business day after the applicable Review Date. For the final Review Date, the Call Settlement Date will be the Maturity Date.
Trade Date:	November 21*, 2014
Settlement Date:	November 26*, 2014
Averaging Dates:	December 15*, 2015, December 16*, 2015, December 17*, 2015, December 18*, 2015 and December 21*, 2015
Maturity Date††:	December 24*, 2015
Listing:	The notes will not be listed on any securities exchange.
CUSIP/ISIN:	25152RSX2 / US25152RSX25

* Expected. In the event that we make any change to the expected Trade Date or Settlement Date, the Review Dates, Averaging Dates and Maturity Date may be changed so that the stated term of the notes remains the same.
† Subject to adjustment as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
†† Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” and acceleration as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates — Commodity Hedging Disruption Events for Commodity Based Underlyings or Basket Components” in the accompanying product supplement.

Issuer’s Estimated Value of the Notes

The Issuer’s estimated value of the notes is equal to the sum of our valuations of the following two components of the notes: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the notes is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of notes, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the notes. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the notes, reduces the economic terms of the notes to you and is expected to adversely affect the price at which you may be able to sell the notes in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest rates and mid-market levels of price and volatility of the assets underlying the notes or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the notes. The difference between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the notes through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the notes on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately two months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between (a) the Issue Price minus the discounts and commissions and (b) the Issuer’s estimated value of the notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Notes

You should read this term sheet together with underlying supplement No. 1 dated October 1, 2012, product supplement AE dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these notes are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Underlying supplement No. 1 dated October 1, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005120/crt_dp33209-424b2.pdf

Product supplement AE dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005083/crt_dp33011-424b2.pdf

Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

The trustee has appointed Deutsche Bank Trust Company Americas as its authenticating agent with respect to our Series A global notes.

This term sheet, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this term sheet and in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  We will notify you in the event of any changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of any notes.  You may also choose to reject such changes, in which case we may reject your offer to purchase the notes.

Hypothetical Examples of Amounts Payable upon an Automatic Call or at Maturity

The following table illustrates the hypothetical payments on the notes upon an Automatic Call or at maturity. The table below is based on the following assumptions:

Trigger Level*:	80.00% of the Initial Level

Call premiums*:	3.80%, 7.60%, 11.40% and 15.20% for the first, second, third and final Review Dates, respectively

* The actual Initial Level, Trigger Level and call premiums will be determined on the Trade Date.

There will be only one payment on the notes, either at maturity or, due to an Automatic Call, on a Call Settlement Date. An entry of “N/A” indicates that the notes would not be called on the applicable Review Date and no payment would be made on the corresponding Call Settlement Date. The hypothetical returns set forth below are for illustrative purposes only. The actual return will be based on the closing levels of the Underlying on the first, second and third Review Dates and the Final Level on the final Review Date. The numbers appearing in the table and the examples below may have been rounded for ease of analysis.

Hypothetical Increase / Decrease in the Closing Level or Final Level of the Underlying on Each Review Date (%)	Return at First Review Date (%)**	Return at Second Review Date (%)**	Return at Third Review Date (%)**	Return at Final Review Date (%)**
100.00%	3.80%	7.60%	11.40%	15.20%
90.00%	3.80%	7.60%	11.40%	15.20%
80.00%	3.80%	7.60%	11.40%	15.20%
70.00%	3.80%	7.60%	11.40%	15.20%
60.00%	3.80%	7.60%	11.40%	15.20%
50.00%	3.80%	7.60%	11.40%	15.20%
40.00%	3.80%	7.60%	11.40%	15.20%
30.00%	3.80%	7.60%	11.40%	15.20%
20.00%	3.80%	7.60%	11.40%	15.20%
10.00%	3.80%	7.60%	11.40%	15.20%
0.00%	3.80%	7.60%	11.40%	15.20%
-5.00%	N/A	N/A	N/A	5.00%
-10.00%	N/A	N/A	N/A	10.00%
-15.00%	N/A	N/A	N/A	15.00%
-20.00%	N/A	N/A	N/A	20.00%
-30.00%	N/A	N/A	N/A	-30.00%
-40.00%	N/A	N/A	N/A	-40.00%
-50.00%	N/A	N/A	N/A	-50.00%
-60.00%	N/A	N/A	N/A	-60.00%
-70.00%	N/A	N/A	N/A	-70.00%
-80.00%	N/A	N/A	N/A	-80.00%
-90.00%	N/A	N/A	N/A	-90.00%
-100.00%	N/A	N/A	N/A	-100.00%

** If the notes are automatically called, payable on the corresponding Call Settlement Date. If the notes are not automatically called, payable on the Maturity Date.

The following hypothetical examples illustrate how the returns set forth in the table above are calculated.

Example 1: The closing level of the Underlying is 110.00% of the Initial Level on the first Review Date. Because the closing level on the first Review Date is greater than the Initial Level, the notes are automatically called and the investor will receive a single payment of $1,038.00 per $1,000 Face Amount of notes on the corresponding Call Settlement Date. There will be no further payments on the notes.

Example 2: The closing levels of the Underlying are 95.00% and 105.00% of the Initial Level on the first and second Review Dates. Because the closing level on the first Review Date is less than the Initial Level, the notes are not automatically called on the first Review Date. Because the closing level on the second Review Date is greater than the Initial Level, the notes are automatically called and the investor will receive a single payment of $1,076.00 per $1,000 Face Amount of notes on the corresponding Call Settlement Date. There will be no further payments on the notes.

Example 3: The closing levels of the Underlying are 70.00%, 80.00% and 95.00% of the Initial Level on the first, second and third Review Dates and the Final Level of the Underlying is 130.00% of the Initial Level on the final Review Date. Because the closing levels on the first, second and third Review Dates are less than the Initial Level, the notes are not automatically called on the first, second and third Review Dates. Because the Final Level is greater than the Initial Level on the final Review Date, the notes are automatically called. The investor will receive a single payment of $1,152.00 per $1,000 Face Amount of notes on the corresponding Call Settlement Date despite the significant increase of the Final Level from the Initial Level. There will be no further payments on the notes.

Example 4: The closing levels of the Underlying are 70.00%, 80.00% and 95.00% of the Initial Level on the first, second and third Review Dates and the Final Level of the Underlying is 95.00% of the Initial Level on the final Review Date, resulting in an Underlying Return of -5.00%. Because the closing levels on the first, second and third Review Dates and the Final Level on the final Review Date are less than the Initial Level, the notes are not automatically called. Because the Final Level is greater than the Trigger Level (80.00% of the Initial Level), the investor will receive a single payment of $1,050.00 per $1,000 Face Amount of notes on the Maturity Date, reflecting a return on the notes equal to the absolute value of the negative Underlying Return, calculated as follows:

$1,000 + ($1,000 x Absolute Return)
$1,000 + ($1,000 x |-5.00%|) = $1,050.00

Example 5: The closing levels of the Underlying are 70.00%, 80.00% and 95.00% of the Initial Level on the first, second and third Review Dates and the Final Level of the Underlying is 70.00% of the Initial Level on the final Review Date, resulting in an Underlying Return of -30.00%. Because the closing levels on the first, second and third Review Dates and the Final Level on the final Review Date are less than the Initial Level, the notes are not automatically called. Because the Final Level is less than the Trigger Level, the investor will receive a single payment of $700.00 per $1,000 Face Amount of notes on the Maturity Date, calculated as follows:

$1,000 + ($1,000 x Underlying Return)
$1,000 + ($1,000 x -30.00%) = $700.00

Selected Purchase Considerations

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STEP-UP APPRECIATION POTENTIAL IF THE NOTES ARE AUTOMATICALLY CALLED — If the closing level of the Underlying on the first, second or third Review Date or the Final Level on the final Review Date is greater than or equal to the Initial Level, the notes will be automatically called and you will receive a return on the notes equal to the call premium applicable to such Review Date. The actual call premiums applicable to the first, second, third and final Review Dates will be determined on the Trade Date, but will not be less than 3.80%, 7.60%, 11.40% and 15.20%, respectively. Any payment on the notes is subject to our ability to satisfy our obligations as they become due.

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POTENTIAL TO RECEIVE THE ABSOLUTE RETURN OF THE UNDERLYING IF THE NOTES ARE NOT AUTOMATICALLY CALLED; LIMITED PROTECTION AGAINST LOSS — If the notes are not automatically called and the Final Level is greater than or equal to the Trigger Level, you will be entitled to receive a return on the notes equal to the absolute value of the negative Underlying Return, up to a return on the notes of 20.00%, which is equal to the percentage difference from the Initial Level to the Trigger Level. However, if the Final Level is less than the Trigger Level, you will be fully exposed to the negative Underlying Return and, for each $1,000 Face Amount of notes, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level is less than the Initial Level. In this circumstance, you will lose a significant portion or all of your investment.

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POTENTIAL EARLY EXIT WITH APPRECIATION AS A RESULT OF THE AUTOMATIC CALL FEATURE — While the original term of the notes is approximately thirteen months, the notes will be automatically called before maturity if the closing level of the Underlying on any Review Date prior to the final Review Date is greater than or equal to the Initial Level, and you will be entitled to receive the applicable payment corresponding to that Review Date, as set forth on the cover of this term sheet.

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A COMMODITY HEDGING DISRUPTION EVENT MAY RESULT IN ACCELERATION OF THE NOTES — If a Commodity Hedging Disruption Event (as defined under “Description of Securities —  Adjustments to Valuation Dates and Payment Dates — Commodity Hedging Disruption Events for Commodity Based Underlyings or Basket Components” in the accompanying product supplement) occurs, we will have the right, but not the obligation, to accelerate the payment on the notes. The amount due and payable per $1,000 Face Amount of notes upon such early acceleration will be determined by the calculation agent in good faith and in a commercially reasonable manner on the date on which we deliver notice of such acceleration and will be payable on the fifth business day following the day on which the calculation agent delivers notice of such acceleration. Please see the risk factors entitled “A Commodity Hedging Disruption Event May Result in Acceleration of the Notes” and “Commodity Futures Contracts are Subject to Uncertain Legal and Regulatory Regimes, Which May Adversely Affect the Level of the Underlying and the Value of the Notes” in this term sheet for more information.

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RETURN LINKED TO THE PERFORMANCE OF THE S&P GSCI® CRUDE OIL INDEX — EXCESS RETURN — The return on the notes is linked to the performance of the S&P GSCI® Crude Oil Index — Excess Return as described herein. The S&P GSCI® Crude Oil Index — Excess Return is a sub-index of the S&P GSCI® – Excess Return (the “S&P GSCI® – ER”). It is composed entirely of WTI crude oil futures contracts (the “Index Constituents”), and excludes all other futures contracts included in the S&P GSCI® – ER. The Underlying provides investors with a publicly available benchmark for investment performance in the WTI crude oil markets. The Underlying is calculated on an excess return basis using the same methodology as the S&P GSCI® – ER, except that: (i) the daily contract reference prices, contract production weights and contract roll weights used in performing such calculations are limited to the Index Constituents included in the Underlying; and (ii) the Underlying has a separate normalizing constant. The S&P GSCI® – ER is composed of futures contracts on 24 physical commodities and is designed as a benchmark for investment in the commodity markets and as a measure of commodity market performance over time. The futures contracts on such commodities are weighted, on a production basis, to reflect the relative significance of such commodities to the world economy. Because futures contracts specify a certain date for delivery of the underlying commodity, the futures contracts composing the Underlying will change over time, as expiring contracts are replaced by contracts with later expiration dates. Consequently, the Underlying reflects the return of the futures contracts included in the Underlying and also the positive or negative impact of “rolling” hypothetical positions in such contracts forward as they approach delivery.

For more information on the S&P GSCI® Crude Oil Index — Excess Return, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Dow Jones Indices – The S&P GSCI® Commodity Indices” in the accompanying underlying supplement No. 1 dated October 1, 2012.

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TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the notes will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your notes (including at maturity or pursuant to a call) and (ii) the gain or loss on your notes should be short-term capital gain or loss unless you have held the notes for more than one year, in which case the gain or loss should be long-term capital gain or loss.  The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your notes could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the futures contracts composing the Underlying.  In addition to these selected risk considerations, you should review the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not pay any coupons and do not guarantee any return of your investment. The return on the notes at maturity is linked to the performance of the Underlying and will depend on whether the notes are automatically called and whether the Final Level is less than the Trigger Level. If the notes are not automatically called and the Final Level is less than the Trigger Level, you will be fully exposed to the negative Underlying Return and, for each $1,000 Face Amount of notes, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level is less than the Initial Level, with a maximum loss of 100.00% of your investment. In this circumstance, you will lose a significant portion or all of your investment. Any payment on the notes is subject to our ability to satisfy our obligations as they become due.

•
YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED — If the closing level of the Underlying on the first, second or third Review Date or the Final Level on the final Review Date is greater than or equal to the Initial Level, the notes will be automatically called and you will receive on the applicable Call Settlement Date a payment per $1,000 Face Amount of notes equal to the Face Amount plus the product of the Face Amount and the applicable call premium, regardless of the increase in the level of the Underlying, which may be significant. The actual call premiums applicable to the first, second, third and final Review Dates will be determined on the Trade Date, but will not be less than 3.80%, 7.60%, 11.40% and 15.20%, respectively. The level of the Underlying at various times during the term of the notes could be higher than the closing levels of the Underlying on the Review Dates and/or the Averaging Dates. Because the call premiums are fixed amounts, you may receive a lower payment upon an Automatic Call or at maturity than you would if you had invested directly in the futures contracts composing the Underlying.

If the notes are not automatically called and the Final Level is greater than or equal to the Trigger Level, you will receive on the Maturity Date a payment per $1,000 Face Amount of notes equal to the Face Amount plus the product of the Face Amount and the absolute value of the negative Underlying Return. In this circumstance, because the Absolute Return feature applies only if the Final Level is greater than or equal to the Trigger Level, your positive return will be limited to 20.00%, which is equal to the percentage difference from the Initial Level to the Trigger Level. Accordingly, the maximum return on the notes will be limited to the call premium of 15.20% for the final Review Date if the notes are automatically called and 20.00% if the notes are not automatically called.

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REINVESTMENT RISK — If the notes are automatically called, the term of the notes may be as short as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.

•	THE NOTES DO NOT PAY ANY COUPONS — Unlike ordinary debt securities, the notes do not pay any coupons and do not guarantee any return of your investment at maturity.

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THE NOTES ARE SUBJECT TO THE CREDIT OF THE ISSUER — The notes are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the notes depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in  Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking the credit risk of the Issuer will likely have an adverse effect on the value of the notes. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount(s) owed to you under the terms of the notes and you could lose your entire investment.

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THE ISSUER’S ESTIMATED VALUE OF THE NOTES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE NOTES — The Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the notes.  The difference between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the notes through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the notes is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the notes, reduces the economic terms of the notes to you and is expected to adversely affect the price at which you may be able to sell the notes in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your notes or otherwise value your notes, that price or value may differ materially from the estimated value of the notes determined by reference to our internal funding rate and pricing models.  This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the notes in the secondary market.

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INVESTING IN THE NOTES IS NOT THE SAME AS INVESTING IN THE FUTURES CONTRACTS COMPOSING THE UNDERLYING — The return on your notes may not reflect the return you would have realized if you had directly invested in the futures contracts composing the Underlying. For instance, your return on the notes will be limited to the call premiums if the notes are automatically called regardless of any increase in the level of the Underlying, which could be significant.

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IF THE LEVEL OF THE UNDERLYING CHANGES, THE VALUE OF YOUR NOTES MAY NOT CHANGE IN THE SAME MANNER — Your notes may trade quite differently from the Underlying.  Changes in the level of the Underlying may not result in comparable changes in the value of your notes.

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YOU WILL HAVE NO RIGHTS IN EXCHANGE-TRADED FUTURES CONTRACTS COMPOSING THE UNDERLYING — As a holder of the notes, you will not have any rights that holders of exchange-traded futures contracts composing the Underlying may have.

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A COMMODITY HEDGING DISRUPTION EVENT MAY RESULT IN ACCELERATION OF THE NOTES — If a Commodity Hedging Disruption Event occurs, we will have the right to accelerate the payment on your notes prior to maturity. The amount due and payable on the notes upon such early acceleration will be determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your notes is accelerated, your investment may result in a loss and you may not be able to reinvest the proceeds in a comparable investment.

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COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES, WHICH MAY ADVERSELY AFFECT THE LEVEL OF THE UNDERLYING AND THE VALUE OF THE NOTES — Commodity futures contracts that may compose the Underlying are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the notes and affect the level of the Underlying. The effect on the value of the notes of any future regulatory change is impossible to predict, but could be substantial and adverse to your interest. For example, the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted on July 21, 2010, provided the Commodity Futures Trading Commission (the “CFTC”) with additional authority to establish limits on the amount of positions that may be held by any person in commodity futures contracts, options on such futures contracts and swaps that are economically equivalent to such contracts. Such rules may cause a Commodity Hedging Disruption Event to occur or may increase the likelihood that a Commodity Hedging Disruption Event will occur during the term of the notes. If a Commodity Hedging Disruption Event does occur, we may, in our sole and absolute discretion, accelerate the payment on your notes early and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your notes is accelerated, your investment may result in a loss and you may not be able to reinvest the proceeds in a comparable investment. We may also decide, or be forced, to sell a portion, possibly a substantial portion, of our hedge position in the futures contracts composing the Underlying. Additionally, other market participants are subject to the same regulatory issues and may decide, or be required, to sell their positions in such futures contracts composing the Underlying. While the effect of these or other regulatory developments are difficult to predict, if such broad market selling were to occur, it would likely lead to declines, possibly significant declines, in the prices of such futures contracts composing the Underlying and, therefore, the level of the Underlying and the value of the notes.

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S&P DOW JONES MAY BE REQUIRED TO REPLACE A DESIGNATED CONTRACT IF THE EXISTING FUTURES CONTRACT IS TERMINATED OR REPLACED — One or more futures contracts known as designated contracts have been selected as the reference contract for WTI crude oil. See “The S&P Dow Jones Indices – The S&P GSCI® Commodity Indices—Composition of the S&P GSCI”  in the accompanying underlying supplement No. 1 dated October 1, 2012. Data concerning each designated contract will be used to calculate the Underlying. The termination or replacement of a futures contract on an established exchange occurs infrequently; if a designated contract were to be terminated or replaced by an exchange, a comparable futures contract, if available, would be selected by S&P Dow Jones to replace that designated contract. The termination or replacement of any designated contract may have an adverse impact on the level of the Underlying.

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CHANGES THAT AFFECT THE CALCULATION OF THE UNDERLYING MAY ADVERSELY AFFECT THE VALUE OF THE NOTES AND THE AMOUNT YOU WILL RECEIVE AT MATURITY — The policies of S&P Dow Jones concerning the methodology and calculation of the Underlying, additions, deletions or substitutions of the commodities included in the Underlying or exchange-traded futures contracts on the commodities included in the Underlying could affect the level of the Underlying, which could adversely affect the amount payable on the notes at maturity and the value of the notes prior to maturity. The amount payable on the notes and their value could also be adversely affected if S&P Dow Jones, in its sole discretion, changes these policies, for example, by changing the methodology for compiling and calculating the Underlying, or if S&P Dow Jones discontinues or suspends calculation or publication of the Underlying, in which case it may become difficult to determine the value of the notes. If events such as these occur, or if the level of the Underlying is not available because of a market disruption event or for any other reason, the calculation agent will make a good faith estimate in its sole discretion of the level of the Underlying that would have prevailed in the absence of the market disruption event.

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THE ABSENCE OF BACKWARDATION OR PRESENCE OF CONTANGO IN THE MARKETS FOR FUTURES CONTRACTS INCLUDED IN THE UNDERLYING WILL ADVERSELY AFFECT THE LEVEL OF THE UNDERLYING — As the futures contracts included in the Underlying near expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in December may specify a January expiration. As that contract nears expiration, it may be replaced by selling the January contract and purchasing the contract expiring in March. This process is referred to as “rolling.” Historically, with respect to some futures contracts, the prices have frequently been higher for contracts with shorter-term expirations than for contracts with longer-term expirations, which is referred to as “backwardation.” In these circumstances, absent other factors, the sale of the January contract would take place at a price that is higher than the price at which the March contract is purchased, thereby creating a gain in connection with rolling. While certain futures contracts included in the Underlying have historically exhibited consistent periods of backwardation, backwardation will likely not exist in these markets at all times. The absence of backwardation in the markets for these futures contracts will adversely affect the level of the Underlying and, accordingly, decrease the value of your notes. Conversely, some futures contracts included in the Underlying have historically exhibited “contango” markets rather than backwardation. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months due to the costs of long-term storage of a physical commodity prior to delivery or other factors. The presence of contango in the markets for these futures contracts will adversely affect the level of the Underlying and, accordingly, decrease the value of your notes.

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THE UNDERLYING MAY BE MORE VOLATILE AND SUSCEPTIBLE TO PRICE FLUCTUATIONS OF COMMODITIES THAN A BROADER COMMODITIES INDEX — The Underlying may be more volatile and susceptible to price fluctuations than a broader commodities index. In contrast to the S&P GSCI® – ER, which, as of the Trade Date, includes futures contracts on 24 physical commodities, the Underlying is composed of futures contracts on a single commodity. As a result, price volatility in the futures contracts included in the Underlying will likely have a greater impact on the level of the Underlying than it would on the broader S&P GSCI® – ER.

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PRICES OF COMMODITIES AND COMMODITY FUTURES CONTRACTS ARE HIGHLY VOLATILE AND MAY CHANGE UNPREDICTABLY — Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility in the past few years. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries; and natural or nuclear disasters. Those events tend to affect commodities prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause commodities prices to fluctuate. These factors may have a greater impact on commodities prices and commodity futures contracts than on more conventional securities and may adversely affect the performance of the Underlying and, as a result, the market value of the notes, and any payments you may receive in respect of the notes. It is possible that lower prices or increased volatility of commodities will adversely affect the performance of Underlying and, as a result, the market value of the notes.

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IF THE LIQUIDITY OF THE INDEX CONSTITUENTS IS LIMITED, THE VALUE OF THE NOTES WILL LIKELY BE IMPAIRED — Commodities and derivatives contracts on commodities may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity of the Index Constituents on one or more of the Review Dates or Averaging Dates would likely have an adverse effect on the level of the Underlying and, therefore, on the return on your notes. Limited liquidity relating to the Index Constituents may also result in the publisher of the Underlying being unable to determine the level of the Underlying using its normal means. Any resulting discretion by the calculation agent in determining the closing level or Final Level of the Underlying could adversely affect the value of the notes.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN COMMODITIES AND RELATED FUTURES MAY ADVERSELY AFFECT THE VALUE OF THE NOTES — The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the level of the Underlying and, therefore, the value of the notes.

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THE NOTES MAY BE SUBJECT TO CERTAIN RISKS SPECIFIC TO WTI CRUDE OIL AS A COMMODITY —The Underlying is composed of futures contracts on WTI crude oil, which is an energy-related commodity. Consequently, in addition to factors affecting commodities generally, the notes may be subject to a number of additional factors specific to energy-related commodities that might cause price volatility. These may include:

•	changes in the level of industrial and commercial activity with high levels of energy demand;

•	disruptions in the supply chain or in the production or supply of other energy sources;

•	price changes in alternative sources of energy;

•	adjustments to inventory;

•	variations in production and shipping costs;

•	costs associated with regulatory compliance, including environmental regulations; and

•	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor on the price of the Underlying, and the market value of the notes linked to the Underlying, may offset or enhance the effect of another factor.

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A DECISION BY NYMEX TO INCREASE MARGIN REQUIREMENTS FOR WTI CRUDE OIL FUTURES CONTRACTS MAY AFFECT THE LEVEL OF THE UNDERLYING — If NYMEX increases the amount of collateral required to be posted to hold positions in the futures contracts composing the Underlying (i.e. the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the level of the Underlying to decline significantly.

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PAST PERFORMANCE OF THE UNDERLYING IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlying over the term of the notes may bear little relation to the historical closing levels of the Underlying and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Underlying or whether the performance of the Underlying will result in the return of any of your investment.

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ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR NOTES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE NOTES ON THE TRADE DATE — While the payment(s) on the notes described in this term sheet is based on the full Face Amount of your notes, the Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the notes. The Issuer’s estimated value of the notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your notes in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the notes on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately two months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between (a) the Issue Price minus the discounts and commissions and (b) the Issuer’s estimated value of the notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the notes and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your notes, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

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THE NOTES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The notes will not be listed on any securities exchange. There may be little or no secondary market for the notes.  We or our affiliates intend to act as market makers for the notes but are not required to do so and may cease such market making activities at any time.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes when you wish to do so or at a price advantageous to you.  Because we do not expect other dealers to make a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which we or our affiliates are willing to buy the notes.  If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the notes.  If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the level of the Underlying has increased since the Trade Date.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — While we expect that, generally, the level of the Underlying will affect the value of the notes more than any other single factor, the value of the notes prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the price of WTI crude oil, the prices of WTI crude oil futures contracts and the Underlying;

•	the time remaining to the maturity of the notes;

•	trends of supply and demand for WTI crude oil and WTI crude oil futures contracts;

•	interest rates and yields then prevailing in the market;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect WTI crude oil or commodities markets generally;

•	supply and demand for the notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE COMMODITIES AND COMMODITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE NOTES — We or one or more of our affiliates expect to hedge our exposure from the notes by entering into commodity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We or our affiliates may also engage in trading in instruments linked or related to the Underlying on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect commodity prices and make it less likely that you will receive a positive return on your investment in the notes. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the notes declines. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to commodity prices. Introducing competing products into the marketplace in this manner could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the notes.

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WE, OUR AFFILIATES OR OUR AGENTS, OR JPMORGAN CHASE & CO. OR ITS AFFILIATES, MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE LEVEL OF THE UNDERLYING TO WHICH THE NOTES ARE LINKED OR THE VALUE OF THE NOTES — We, our affiliates or our agents, or JPMorgan Chase & Co. or its affiliates, may publish research from time to time on financial markets and other matters that could adversely affect the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by us, our affiliates or our agents, or JPMorgan Chase & Co. or its affiliates, may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the notes and the Underlying to which the notes are linked.

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POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent, hedging our obligations under the notes and determining the Issuer’s estimated value of the notes on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the notes. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the notes on any relevant date or time. The calculation agent will also be responsible for determining whether a Commodity Hedging Disruption Event and/or a market disruption event has occurred as well as determining the levels of the Underlying that affect whether the notes are automatically called. Any determination by the calculation agent could adversely affect the return on the notes.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the notes will be used in connection with hedging our obligations under the notes through one or more of our affiliates.  The hedging or trading activities of our affiliates on or prior to the Trade Date, a Review Date or an Averaging Date could adversely affect the level of the Underlying and, as a result, could decrease the possibility of your notes being automatically called or the amount you may receive on the notes at maturity.

Historical Information

The following graph sets forth the historical performance of S&P GSCI® Crude Oil Index — Excess Return based on the daily closing levels of the Underlying from November 14, 2004 through November 14, 2014. The closing level of the Underlying on November 14, 2014 was 418.5622. The graph shows a hypothetical Trigger Level equal to 80.00% of 418.5622, which was the closing level of the Underlying on November 14, 2014. The actual Initial Level and Trigger Level will be determined on the Trade Date.

We obtained the historical closing levels of the Underlying below from Bloomberg, L.P., and we have not participated in the preparation of, or verified, such information. The historical closing levels of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Underlying on any Review Date or Averaging Date. We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMS LLC or one of its affiliates will act as placement agents for the notes. The placement agents will receive a fee from the Issuer that will not exceed $10.50 per $1,000 Face Amount of notes, but will forgo any fees for sales to certain fiduciary accounts.